Immediate
          Thomas G. Granneman
          314/877-7730

                RALCORP HOLDINGS SHAREHOLDERS ELECT TWO DIRECTORS

ST. LOUIS, MO, FEBRUARY 26, 2001   At today's Ralcorp Holdings, Inc. (NYSE: RAH)
Annual Meeting of Shareholders, the Company's shareholders elected two Directors to the Ralcorp Board.

Elected  to  three  year  terms  expiring  in  2004  were:

-     Richard  A.  Liddy,  Chairman  of  the  Board  of  GenAmerica  Financial
Corporation;  and
- William P. Stiritz, Chairman of the Board, Chief Executive Officer and President of Agribrands International, Inc.

The Company also announced that William D. George, Jr., who has served on the Ralcorp Board of Directors since the Company's inception in April 1994, retired today upon the completion of his three-year term.

Mr. Liddy joins the Board today to replace William D. George, Jr. and Mr. Stiritz has been a Director since January, 1994.

About  Ralcorp  Holdings,  Inc.
-------------------------------
With annualized sales of approximately $1.2 billion, Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts and chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE: MTN), the premier mountain resort operator in North America.

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NOTE:  Information  in  this  press release that includes information other than historical data contains forward-looking statements as defined by the private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risk and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.